                                                                    EXHIBIT 2.5




                        DRILLING PARTICIPATION AGREEMENT

         This Drilling Participation Agreement (the "Agreement") is made and entered into as of December 7, 1995, by and between HAWKINS OIL OF MICHIGAN, INC., (formerly, Savoy Oil & Gas, Inc.), a Delaware corporation ("HOMI"), and KCS MICHIGAN RESOURCES, INC., a Delaware corporation ("KCS").

         R E C I T A L S:

         A. Pursuant to that certain Agreement and Plan of Merger (the "Agreement of Merger") dated as of November 30, 1995, by, between and among Savoy Oil & Gas, Inc. ("Savoy"), Savoy Exploration, Inc. ("SEXI"), Thomas C. Pangborn and William T. Sperry (the "Principal Shareholders"), Hawkins Oil & Gas, Inc. ("Parent") and Hawkins Transition Co., a wholly-owned subsidiary of Parent ("Transition"), (i) Transition was merged into and with Savoy, (ii) Savoy became a wholly-owned subsidiary of Parent, and (iii) the corporate name of Savoy was changed to Hawkins Oil of Michigan, Inc.

         B. As provided by the Agreement of Merger, Savoy and SEXI made and entered into a certain Drilling and Participation Agreement (the "Drilling Agreement"), dated as of December ___, 1995, pursuant to which HOMI has the right to participate with SEXI in the drilling, completion, operation and production of Wells within Niagaran Reef Prospects proposed by SEXI in the Contract Area. A true, correct and complete copy of the Drilling Agreement is attached hereto as Exhibit "A", and the terms, provisions and conditions set forth in the Drilling Agreement are incorporated in this Agreement by reference, and made a part hereof. Unless otherwise expressly defined herein, all capitalized terms used in this Agreement shall have the meaning given to them in the Drilling Agreement.

         C. KCS desires that it be given the right to participate with HOMI in the drilling, completion, operation and production of Wells proposed by SEXI under the Drilling Agreement. This Agreement has been made and entered into by the parties for the above purposes.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, HOMI and KCS hereby agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

         1.1 Contract Year means the period beginning on the date hereof and ending December 31, 1995, the calendar year 1996, and each calendar year thereafter during the term of this Agreement.
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         1.2     HOMI Interest means all Leases now owned, hereafter acquired or which may be earned by HOMI under the Drilling Agreement to the extent included within the Drilling and Spacing Unit for a Test Well proposed by SEXI under the Drilling Agreement, or within the Prospect within which such Test Well is to be drilled.

         1.3 HOMI Participation Costs means that portion of the total Participation Costs for a Test Well payable by HOMI hereunder, with respect to each Test Well in which HOMI shall have elected to participate under the Drilling Agreement.

         1.4 KCS Participation Costs means that portion of the total Participation Costs for a Test Well payable by KCS hereunder, with respect to each Test Well in which KCS shall have elected to participate under this Agreement.

         1.5 Operating Costs means all costs incurred, paid or payable with respect to the operation of a Well attributable to the Working Interest therein, pursuant to the applicable Joint Operating Agreement therefore. With respect to Test Wells drilled hereunder, Operating Costs shall be in addition to, and shall not be included in the Participation Costs for such Test Well.

         1.6 Participation Costs means all costs payable by HOMI under subsections (a), (b), (c), (d), (e) and (f) to Section 2.5 to the Drilling Agreement, for each Test Well and the Prospect in which the same is to be drilled, with respect to which HOMI and/or KCS shall have elected to participate under the Drilling Agreement. Accordingly, with respect to each such Test Well and Prospect, the Participation Costs shall include the total amount of all New Lease Acquisition Costs, Well Costs, Development Fee and Engineering Fee payable unto SEXI pursuant to the Drilling Agreement. It is the intent of the foregoing that Participation Costs shall include all out-of-pocket costs and expenses attributable to the HOMI Unit Percentage (as defined in the Drilling Agreement) with respect to a Test Well drilled under the Drilling Agreement in which HOMI and/or KCS shall have elected to participate, through completion of the Test Well as a dry hole or as a well capable of producing Hydrocarbons in paying quantities.

         1.7     Party means KCS or HOMI.

         1.8 Required Operation means any operation for the drilling, deepening, side-tracking, testing or completing a Well which is required to be performed in order to earn a Swepi Interest or an interest in a Lease under a Farmout and which, if not performed, will result in such Swepi Interest or interest under a Farmout not being earned. If for the interest to be earned, a Well is to be drilled to test a certain objective, then the testing of such objective and each operation prior to such testing are Required Operations, but a completion attempt is not a Required Operation. If for the interest to be earned a Well must be completed as a producing Well, then not only is each operation required to be undertaken prior to such completion a Required Operation, but the completion attempt itself is a Required Operation.



                                      2
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         1.9     Required Operation Interest means that interest in a Lease which may be earned by conducting a Required Operation and which would not be earned if the Required Operation were not conducted. The Parties understand that the Swepi Exploration Agreement requires the completion of a Well producing oil and gas in paying quantities in order to earn a portion of the Swepi Interest, and thus such interests which may be earned are Required Operation Interests.


                                   ARTICLE 2
                                   PROSPECTS

         2.1 Participation in Test Wells; Proposals. During the term of and in strict accordance with Article 2 to the Drilling Agreement, HOMI has the right to participate in the drilling, testing, completion and operations of each Test Well proposed to be drilled by SEXI within the Contract Area and to participate in all production therefrom, and in the Leases within the Drilling and Spacing Unit for the Test Well, as well as in the subsequent development, if any, of the Prospect in which the Test Well is located. If SEXI desires to drill (or to participate with Swepi or any other party who shall propose to drill) such a Test Well, SEXI is required to submit a Proposal therefore (a "SEXI Proposal") to HOMI, meeting the requirements of Section 2.1 to the Drilling Agreement.

         During the term of this Agreement, KCS shall have the right, in accordance with the provisions contained in Article 2 to this Agreement, to participate with HOMI (and SEXI) in the drilling, testing, completion and operations of each Test Well with respect to which HOMI shall have received a SEXI Proposal, including the right to participate in all production from such Test Well, the Leases within the Drilling and Spacing Unit for such Test Well, and in the subsequent development, if any, of the Prospect in which such Test Well is located.

         Immediately following its receipt of same, HOMI shall deliver to KCS a complete copy of each SEXI Proposal, together with such other information regarding the Prospect and the Test Well as may then be in the possession of HOMI, or to which HOMI may reasonably have access. Each SEXI Proposal and any additional information regarding the Prospect and the Test Well which HOMI shall deliver to KCS as above provided is referred to herein as a "HOMI Proposal". At the request of KCS, HOMI shall furnish KCS such other or additional information regarding the Prospect and the Test Well which KCS may reasonably request, including without limitation, such other information which HOMI may obtain from SEXI pursuant to the Drilling Agreement. Similarly, at the request of HOMI, KCS shall furnish HOMI any information or data in the possession of KCS, or to which KCS may reasonably have access, regarding the Test Well and the Prospect in which the same is to be located.

         Each HOMI Proposal shall also contain the following:

                 a. The date within which HOMI is required to deliver its Participation Election to SEXI, with reference to the SEXI Proposal, in accordance with Section 2.2 or Section 2.10(d) to the Drilling Agreement (the "HOMI Election Date");





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                 b.       An indication, on the part of HOMI, based solely upon
         its initial review of the SEXI Proposal, whether it shall elect to participate in the Test Well, which indication of intent shall not be binding upon HOMI under the Drilling Agreement, this Agreement or otherwise; and

                 c. The election of HOMI to require KCS to assume, bear and pay the HOMI Participation Costs for such Test Well, if HOMI shall elect to participate therein, as more particularly provided by Section
         2.6 below.

         2.2 Election to Participate. The right of KCS to participate under Section 2.1 shall be subject to the condition that it shall have delivered to HOMI and to SEXI prior to the HOMI Election Date, its written election to participate (a "Participation Election"). The failure or refusal by KCS to deliver its Participation Election (whether by inaction or otherwise) on or prior to the HOMI Election Date shall conclusively be deemed to constitute its election not to participate in the Test Well or the Prospect within which the same is to be located.

         Each Participation Election delivered by KCS hereunder shall provide that KCS has elected to participate in the Test Well as the assignee of HOMI and, if HOMI shall elect to participate in such Test Well, it shall notify SEXI at the time it delivers its Participation Election, that it has assigned and transferred fifty percent (50%) of all its rights, interests, benefits and obligations with respect to such Test Well, pursuant to the Drilling Agreement, unto KCS. If HOMI shall elect not to participate in a Test Well pursuant to the Drilling Agreement, but KCS shall have elected to participate therein under this Section 2.2, HOMI shall be deemed to have assigned, transferred and conveyed unto KCS all of its rights, interests, benefits and obligations in and with respect to such Test Well, pursuant to the Drilling Agreement, unto KCS, and in such event, HOMI shall not assume, bear or pay any Participation Costs for such Test Well, nor shall it have any rights or interests in the HOMI Interest in such Test Well, the Leases within the Drilling and Spacing Unit or Prospect in which the Test Well is located, or in and to production from or attributable to the HOMI Interest in the Test Well.

         If both KCS and HOMI shall timely elect to participate in a Test Well pursuant to the Drilling Agreement and this Agreement, then unless HOMI shall elect to the contrary in writing prior to the Commencement of such Test Well, HOMI shall be deemed to have elected to cause KCS to assume, bear and pay the HOMI Participation Costs for such Test Well as more particularly provided in
Section 2.6 below.

         The making of a Participation Election by either Party with respect to any Test Well, shall not be deemed to constitute its election to participate (or its "consent" under any applicable Joint Operating Agreement) with respect to any Subsequent Wells in said Prospect, or its election to participate in or consent to the attempted completion of the Test Well, whether as a dry hole or as a Well capable of producing Hydrocarbons in paying quantities. All such elections to participate and consents with respect to the completion of the Test Well and the participation in any Subsequent Wells within the Prospect, or other development or operations thereof, shall be made and shall be subject





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to the terms, provisions and conditions contained in the Joint Operating
Agreement for the Prospect, as provided in Section 2.4 below.

         2.3 Interest Earned; Assignment. If both HOMI and KCS elect to participate in the drilling of a Test Well in the manner and within the time set forth in Section 2.2 above and if the Test Well (or a replacement Well in the event the initial Well is lost) is drilled to its objective and if KCS is not delinquent in the payment of the KCS Participation Costs due under Section 2.5, then HOMI shall assign (or shall use its best efforts to cause SEXI to directly assign unto KCS) an undivided fifty percent (50%) of the HOMI Interest in the Prospect earned by HOMI under the Drilling Agreement by the drilling of the Test Well, it being the intent hereof that immediately after the making of such assignment, and as a result thereof, HOMI and KCS shall each have fifty percent (50%) of the combined Working Interest and fifty percent (50%) of the combined Net Revenue Interest which HOMI shall have the right to earn or receive under the Drilling Agreement immediately prior to the making of such assignment; provided, if either Party shall elect not to participate in a completion attempt on a Test Well to which the other Party has consented or affirmatively elected, and such completion is a Required Operation, the right to and/or ownership of any Required Operation Interest earned by the completion operation shall be owned by and belong solely to the Party who shall have so consented or affirmatively elected. Assignments to KCS shall be made free of Subsequently Created Burdens made, granted or suffered by HOMI, but without warranty of title, express or implied, except for a special warranty by HOMI against the claims of any persons claiming by, through or under HOMI or its Affiliates, but not otherwise. Said assignments shall be made promptly after the conditions specified in the first sentence hereof have been satisfied, and to the extent it shall have the right to do so, HOMI shall cause such assignments to be made directly to KCS by SEXI pursuant to the Drilling Agreement. In the event, however, HOMI has not earned or received an assignment of the Leases constituting any HOMI Interest in the Prospect, including any interest to be earned by Farmout, HOMI shall assign and transfer to KCS the interest to which KCS is entitled in said interest earned promptly after HOMI receives its assignment of interest. Prior to the time HOMI makes an assignment to KCS, HOMI shall hold the HOMI Interest and any other interests in Leases, to the extent (but only to the extent) of KCS's expectant interest therein, in trust, for the benefit of KCS.

         2.4 Joint Operating Agreement. If KCS shall elect to participate in the drilling of a Test Well under this Agreement, then:

                 a. If Swepi is entitled to participate in such Test Well under the Swepi Exploration Agreement and Swepi has elected to so participate, KCS shall join with HOMI (if it has elected to participate in such Test Well) and SEXI in the execution of a Joint Operating Agreement for such Test Well as required by, and in the form provided in, the Swepi Exploration Agreement; or

                 b. If the Prospect is one to which the Swepi Exploration Agreement applies and Swepi elects not to participate in the Test Well, or if the Prospect is one to which the Swepi Exploration Agreement does not apply, KCS, HOMI (if it has elected to participate in such Test Well) and SEXI shall execute a Joint





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         Operating Agreement with respect to the Test Well and the Prospect, in the form attached as Exhibit "2.4" to the Drilling Agreement.

The Test Well shall be the "Initial Well" required pursuant to Article VI.A. of each such Joint Operating Agreement.

         2.5 Cost of Participation. If both KCS and HOMI shall elect to participate in a Test Well in accordance with Section 2.2 above, KCS shall bear and pay fifty percent (50%) of all Participation Costs payable by HOMI under and as provided by the Drilling Agreement with respect to such Test Well and the Prospect in which the same is to be drilled. As used herein, the term "HOMI Participation Costs" shall mean that portion (50%) of Participation Costs payable by HOMI with respect to each Test Well in which it has elected to participate under the Drilling Agreement, and the term "KCS Participation Costs" shall mean that portion (50%) of Participation Costs payable by KCS hereunder with respect to each Test Well in which KCS shall have elected to participate under this Agreement, and the sum of the HOMI Participation Costs and the KCS Participation Costs shall equal the total Participation Costs payable to SEXI with respect to each Test Well drilled under the Drilling Agreement. KCS shall pay the KCS Participation Costs directly to SEXI, or by way of reimbursement to HOMI, at the time, and in the manner set forth in
Section 2.5 to the Drilling Agreement.

         Notwithstanding the foregoing, the parties acknowledge that the Engineering Fees payable to SEXI as Participation Costs under Sections 2.5(c) and 2.5(d) to the Drilling Agreement are payable only if HOMI (and/or KCS with respect to its interest in a Test Well) has consented to or otherwise elected to participate in the attempted completion of a Test Well as a Well capable of producing Hydrocarbons in paying quantities, and that payment thereof shall not be due unless or until the Test Well shall have been completed as a Well capable of producing Hydrocarbons in commercial quantities as evidenced by the first sale of production from the Test Well. If either HOMI or KCS does not consent to or otherwise elect to participate in the attempted completion of a Test Well (in which both HOMI and KCS have elected to participate) as a Well capable of producing Hydrocarbons in commercial quantities, the Party who shall have consented to or otherwise elected to participate in such attempted completion, shall bear and pay all said Engineering Fees attributable to the HOMI Interest, and to the extent such completion is a Required Operation, the right to and/or ownership of any Required Operation Interests earned by the completion operation shall be owned and belong solely to the Party who shall have participated in the completion operation, as more particularly provided by
Section 2.3 above.

         Subject to Section 2.6 below, each Party shall pay its pro rata share of all Operating Costs and other costs and expenses incurred in the equipping, operating, plugging, abandonment and further development of each Test Well in which it has elected to participate, and its pro rata share of all costs and expenses incurred in connection with the drilling of Subsequent Wells in the Prospect, in accordance with and pursuant to the Joint Operating Agreement for such Test Well under Section 2.4 above.





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         2.6     HOMI Carried Interest.  Subject to the conditions that (a) KCS shall have elected to participate in a Test Well pursuant to Section 2.2 above, and (b) HOMI shall have elected to cause KCS to assume, bear and pay the HOMI Participation Costs for such Test Well, then in such event, KCS shall assume, bear and timely pay 100% of the KCS Participation Costs and 99% (and HOMI shall bear and pay 1%) of the HOMI Participation Costs in such Test Well. and KCS shall thereby earn and be entitled to an assignment of 99.5% (and HOMI shall thereby earn and be entitled to an assignment of .05%) of the HOMI Interest in such Test Well, in the Leases within the Drilling and Spacing Unit in which the Test Well is located, and in and to all production from or attributable to the HOMI Interest in the well bore of such Test Well, until Payout (as defined herein), at which time HOMI shall be entitled to receive an assignment of an undivided 49.5% of the HOMI Interest, it being the intent of the foregoing that from and after Payout, the HOMI Interest in each such Test Well shall be owned in equal shares by HOMI and KCS, subject only to the provisions contained in the last paragraph to this Section 2.6.

         If KCS shall not elect to participate in a Test Well pursuant to
Section 2.2 above, HOMI may nevertheless elect to participate in such Test Well pursuant to the Drilling Agreement. In such event, KCS shall not assume, bear or pay any Participation Costs for such Test Well, or obtain any rights or interests in the HOMI Interest in such Test Well, the Leases within the Drilling and Spacing Unit or Prospect in which the Test Well is located, or in and to production from or attributable to the HOMI Interest in the Test Well.

         The interest in each such Test Well to be assigned to and owned by HOMI as of Payout, is referred to herein as a "HOMI Carried Interest".
"Payout" shall mean, with respect to each Contract Year, that point in time when KCS shall have received Net Production Proceeds attributable to the HOMI Carried Interest in all Test Wells actually spudded or Commenced during such Contract Year equal to 133% of the aggregate HOMI Participation Costs paid by KCS for or with respect to such Test Wells in which HOMI has a HOMI Carried Interest. It is the intent of the foregoing that, when KCS shall have received Net Production Proceeds attributable to the HOMI Carried Interest in all Test Wells spudded or Commenced during a Contract Year, equal to the aggregate amount of HOMI Participation Costs paid or funded by KCS with respect to all such Test Wells, HOMI shall be entitled to receive an assignment from KCS of the respective HOMI Carried Interest in each such Test Well, and (subject to the last paragraph to this Section 2.6) HOMI shall thereafter be entitled to receive all production from or attributable to such HOMI Carried Interest, and shall thereafter bear and pay its pro rata share of all Operating Costs with respect to such Test Wells. For the above purposes, HOMI Participation Costs shall include all Participation Costs attributable to the HOMI Carried Interest in each Test Well spudded or Commenced during a Contract Year, notwithstanding the fact that such HOMI Participation Costs are paid or payable by KCS during subsequent Contract Years or thereafter. Accordingly, Payout shall be determined and calculated on a Contract Year basis, and in no event shall the Net Production Proceeds from or attributable to the HOMI Carried Interest for any Test Well spudded or Commenced during a particular Contract Year, be applied to or used to calculate





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Payout with reference to any Test Wells spudded or Commenced during any other
Contract Year.

         As used herein, "Net Production Proceeds" means the actual amount of revenues derived from the sale of Hydrocarbons produced from or attributable to the HOMI Carried Interest in a Test Well, net of and after payment or deduction of actual Operating Costs and gross production taxes paid or attributable to such HOMI Carried Interest, but without deduction or charge for income taxes, or depletion, depreciation or other non-cash deductions.

         Each assignment of Leases or interests in Leases unto KCS, with respect to any Test Well to which this Section 2.6 shall apply, shall include therein a reservation unto HOMI of the HOMI Carried Interest in such Leases or other interests. To the extent any such assignment unto KCS shall not contain a reservation so providing, KCS and HOMI shall make, execute and deliver an instrument in writing to evidence the existence of the HOMI Carried Interest, which shall be filed of record at the expense of HOMI.

         Notwithstanding the foregoing or anything contained herein to the contrary, HOMI covenants and agrees that as of the time of each Payout, all HOMI Carried Interests to which Payout has then occurred shall become subject to, and shall be dedicated as a "Subject Interest" as defined in that certain Conveyance of Production Payment of even date herewith, executed by HOMI, as "Grantor", in favor of KCS, as "Grantee" (as amended from time to time, the "Conveyance"). Immediately upon each such Payout, HOMI commits to execute and deliver forms of recordable instruments prepared by KCS and approved by HOMI which are sufficient in form and substance to amend the Conveyance (including, but not limited to, Exhibit "A" thereto), to include the HOMI Carried Interests within the definition of the "Subject Interests" subject to the Conveyance. HOMI covenants and agrees that prior to the date of each Payout, it shall not sell, transfer or assign to any party, or otherwise pledge or encumber in any manner, the HOMI Carried Interests or HOMI's entitlement to receive an assignment of such interests pursuant to this Agreement.

         2.7 Election Not to Participate. Subject to the condition that KCS has been provided all information necessary to make a Participation Election on a timely basis, pursuant to Section 2.1 above, if KCS elects not to participate, or fails to make a timely election to participate in a Test Well, then KCS shall have no right, title or interest in or to the Prospect for such Test Well, the HOMI Interest in such Prospect, the Test Well or any Subsequent Well that may thereafter be drilled in such Prospect or any production related to the foregoing, or any rights provided under Section 2.6 above, and KCS shall have no obligation to pay any Participation Costs with respect to same.

         2.8 Subsequent Operations. The right of either Party to complete, to elect to complete or not to complete, a Test Well and to propose the drilling of, to participate in, and to elect not to participate in a Subsequent Well on a Prospect in which a Party owns an interest shall be governed by the Joint Operating Agreement applicable under Section 2.4 above for the drilling of the Test Well, including the non-consent penalty provisions of such Agreement; provided that in the event of the failure of any Party to participate





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

in any Required Operation, then the applicable penalty to the Non-Participating Party shall be that such Party shall have no right, title or interest whatsoever in the related Required Operating Interests and such Required Operation Interests shall be owned solely by the Participating Party in such Operation.

         2.9 Operator. SEXI shall be the operator of each Test Well drilled on a Niagaran Reef Prospect under this Agreement, to completion of the Test Well as a dry hole (i.e., plugging, abandonment and restoration) or as a Well capable of producing Hydrocarbons in paying quantities, provided however, HOMI shall be designated as the co-operator with SEXI on each Drilling Application and Permit filed with the Michigan Department of Natural Resources for a Test Well in which HOMI has elected to participate. Immediately following completion of any Test Well on a Niagaran Reef Prospect, as a Well capable of producing Hydrocarbons in paying quantities, HOMI shall, immediately following such completion, provided that it shall have consented to and participated in the completion attempt, be and become the operator of the Test Well and the Prospect in which the same is located (and the operator of each Subsequent Well drilled within the Prospect). If such Test Well shall be completed as a Well capable of producing Hydrocarbons in paying quantities, but HOMI shall have not consented to or otherwise elected not to participate in the completion of such Test Well, SEXI shall continue to be the operator of such Test Well and any Subsequent Wells in the Prospect for such Test Well until such time (if ever) as HOMI shall become the owner of a Working Interest in such Test Well by virtue of the recoupment of any non-consent penalties. For the above purposes, KCS shall make, execute and deliver all instruments which may be reasonably necessary or appropriate to designate HOMI as the operator of each such Test Well and any Subsequent Wells in the Prospect within which the Test Well is located.


                                   ARTICLE 3
                              MARKETING PRODUCTION

         3.1 Right to Take-in-Kind. Subject to the respective rights and obligations of the Parties under other agreements heretofore or hereafter entered into between them, each of KCS and HOMI shall have the right to take-in-kind and separately dispose of their respective shares of Hydrocarbons produced from the Contract Area as provided under the terms of applicable Joint Operating Agreements. Nevertheless, each party shall have the rights provided in this Article 3 with respect to the marketing of all Hydrocarbons produced by such party from fields lying within the Contract Area in which both KCS and HOMI have an interest (any such field, herein a "Common Field"), which rights shall remain in effect during the term of this Agreement and after the termination of this Agreement, shall remain in effect as to each Common Field, on a field by field basis, for the remaining life thereof.

         3.2 Access to Marketing Arrangements. Each Party shall have the right, but not the obligation, to have its production from a Common Field marketed on the same terms and conditions on which the other Party markets its production from such Field.





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                 a.       If either Party (the "Contracting Party") intends to
         enter into a contract for the marketing of any of its production from a Common Field under arrangements having a duration of 90 days or longer, the Contracting Party shall immediately notify the other Party (the "Other Party") of such arrangement and all the material terms of sale, including the type of production to which such contract applies and the price to be received and deductions applicable thereto. The Other Party shall have ten days following receipt of such notice to elect to have its production of the type to which such contract applies marketed on the same terms and conditions, and any failure of the Other Party to respond in writing within said ten day period shall be deemed an election not to so market. If the Other Party elects to have its production of the type to which such contract applies marketed on such terms and conditions, it will join in a ratification of the applicable marketing contract and shall be bound thereby for the term thereof; provided, neither Party shall make any amendments to said contract which shall in any manner affect the rights of the other thereunder and if said contract affords termination rights to the seller, said rights may be exercised by a Party only with respect to its production from the Common Field.

                 b. In the event either Party markets any production from a Common Field, under marketing arrangements not covered by paragraph
         (a) above, such Party shall periodically notify the Other Party upon its request of the terms and conditions upon which such Party is marketing its production from such Common Field, and such Party shall have the right to require the Contracting Party to market its production of the type to which this paragraph (b) applies on identical terms and conditions, by giving at least three days written notice, to be effective on the first day of the month next ensuing. Any election by a Party to have the Contracting Party market its production of any type to which this paragraph (b) applies shall continue until terminated by the electing Party upon five days written notice to be effective on the first day of the month next ensuing. Such termination shall be without prejudice to each Party's right to again and from time to time exercise such marketing right.


                                   ARTICLE 4
                      RIGHT OF ACQUISITION - CONTRACT AREA

         4.1 Acquisitions. If during the term of this Agreement, either Party (the "Buying Party") shall acquire any Well, Lease or other interest within the Contract Area, the other Party shall have the first and prior right to acquire up to 50% of the interest acquired by the Buying Party for a corresponding percentage of the Buying Party's actual cost thereof, which right shall be exercised within 20 days after notification of the acquisition of the interest by the Buying Party (and the failure to respond within said time shall be deemed an election not to so acquire). Each such notice shall be in writing, shall describe the interest acquired, state the actual cost thereof and shall include copies of all available title information pertaining to the acquired interest. Such election shall be deemed an irrevocable obligation by such electing Party to pay its share of the actual cost thereof within 30 days after invoice from the Buying Party. This Section 4.1 shall apply





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

to producing and non-producing Leases, Wells, reserves, royalty or mineral interests and overriding royalty interests, including without limitation, all Leases, Wells and other interests acquired by HOMI from SEXI, pursuant to
Article 5 to the Drilling Agreement.

         4.2 Farmouts. If either Party (a "Farmin Party") acquires a Farmout with respect to any lands included within the Contract Area, the other Party shall have the right to acquire its proportionate interest in said Farmout, to join in the performance of the terms thereof, and to earn its proportionate 50% share of the interest in the Leases to be acquired thereby if the other Party elects to do so within 15 days after receipt of notice that the Farmin Party has taken such a Farmout (and failure to respond within said time shall be deemed an election not to so acquire). If either Party shall acquire a Farmout covered by this Section 4.2, it shall promptly notify the other Party of such acquisition, which notice shall be accompanied by copies of the relevant agreement, an AFE for the estimated actual cost of performing the operations necessary for the Farmin Party to earn its interest under the Farmout and all available title information pertaining to the Leases to be earned under such Farmout. If the notified Party elects to acquire its proportionate interest in a Farmout under this Section 4.2, such election shall be deemed to be its unconditional and irrecoverable obligation, agreement and assumption to perform its proportionate 50% share of all of the obligations of the Farmin Party under said Farmout (but only to the extent the Farmin Party is obligated).


                                   ARTICLE 5
                                      TERM

         This Agreement shall commence on the date hereof and shall continue for a period ending December 31, 2000, provided however, (a) either Party may terminate this Agreement effective as of the end of the Contract Year ending December 31, 1998, by giving written notice to the other Party at any time within the 30 day period immediately prior to the end of said Contract Year, and (b) similarly, either Party may terminate this Agreement effective as of the end of the Contract Year ending December 31, 1999, by giving written notice to the other Party at any time within the 30 day period immediately prior to the end of said Contract Year. The termination of this Agreement shall not affect the rights of either Party with respect to Prospects proposed and elections made by the Parties with respect to those Prospects prior to termination. The termination of this Agreement shall not affect the obligations of the Parties to execute any Joint Operating Agreement required during the term hereof to be executed or any right of the Parties under such Operating Agreements or under existing Operating Agreements.


                                   ARTICLE 6
                          RELATIONSHIP OF THE PARTIES

         6.1 No Partnership, Etc. It is the intent of the Parties to establish a contractual relationship pursuant to this Agreement. It is not the intent or purpose of the Parties to create, and nothing shall be construed to create, any partnership or association or the relationship of agency or employer and employee or any fiduciary relationship, and neither this Agreement, nor any of the operations hereunder, shall be construed as creating any such relationship. The Parties expressly agree that no Party shall have the authority to obligate the other Party to any third person or to cause the other Party to be responsible for the obligations of any other Party and each Party shall be responsible only for its several obligations arising hereunder and liable only for its allocated share of costs and expenses incurred hereunder.

         6.2 Taxation. Each Party hereby elects to be excluded from the application of all of the provisions of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, as permitted and authorized by
Section 761 of such Code and the Regulations promulgated thereunder. Each Party agrees to execute and furnish such other evidence as may be necessary to evidence this election. No Party shall give any notices or take any action inconsistent with the election made hereby. In making the foregoing election, each Party states that the income derived by each Party from the activities hereunder can be adequately determined without the computation of partnership taxable income.

                                   ARTICLE 7
                                 MISCELLANEOUS

         7.1 Entire Agreement. When executed, this Agreement and the documents attached hereto as Schedules shall constitute the entire Agreement among the Parties with respect to the subject matter covered hereby and shall supersede and replace any and all other writings, understandings or memoranda entered into or discussed prior to the execution hereof.

         7.2 Partial Invalidity. If any part or portion of this Agreement is held to be invalid, such invalidity of any such part or portion shall not affect any remaining part or portion hereof.

         7.3 Further Assurances. Each Party agrees from time to time to execute and deliver or cause to be executed and delivered, such additional instruments and documents and take such additional action as may be reasonably required in order to fully perform and carry out the terms and provisions of this Agreement.

         7.4 Notices. Any notice and other communication required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered personally or upon receipt after being sent by facsimile transmission (or at 8:30 a.m. on the next business day if sent after 5:00 p.m.), or on the next business day after being sent by nationally recognized overnight delivery service or on the third day after being sent by registered or certified mail (return receipt requested) postage prepaid to the parties to this Agreement at the following addresses or such other addresses for a Party as shall be specified by like notice:

If to HOMI:
         Hawkins Oil of Michigan, Inc.
         400 South Boston, Suite 800

         Tulsa, Oklahoma  74103
         Attention:  C.E. "Butch" Smith
         (918) 585-3121
         (918) 592-0486 - FAX

If to KCS:
         KCS Michigan Resources, Inc.
         Suite 1200, 5555 San Felipe
         Houston, Texas  77056
         Attn:  John Nikonchik
         (713) 877-8006
         (713) 877-1394 - FAX

         7.5 Covenants and Binding Effect. The covenants, terms and provisions herein shall be deemed to covenants running with the lands and Leases which are subject to this Agreement.

         7.6 Amendments. This Agreement may be amended, modified, changed, altered or supplemented only by written instrument duly executed by KCS and HOMI.

         7.7 Assignments. Neither KCS or HOMI may assign any of its rights or obligations under this Agreement. The right of a Party to assign an interest in Leases which it owns or with respect to which such Party has earned the right to an assignment is not restricted; provided no assignment of all or part of a Party's interests in Leases or rights to acquire interests in Leases within a Prospect proposed for drilling under this Agreement shall be binding upon the other Party prior to the time the Test Well has been completed and the assigning Party has paid all costs and expenses which, under this Agreement or the applicable Joint Operating Agreement, it is obligated to pay, and until such time the other Party shall be required to deal only with the Party purporting to make said assignment. In no event shall any assignment, even if permitted by the foregoing (i) be effective prior to written notice thereof to the other Party, or (ii) have the effect of relieving the assignor of any of its obligations under this Agreement in the event the assignee fails to perform or of relieving the assignor of any its obligations for Participation Costs with respect to Wells in progress or proposed at the time of such assignment.

         If any party shall make an assignment otherwise permitted by this Agreement but which would have the effect of dividing the interest to which any Party is entitled hereunder in any Well or Lease among three or more persons, the other Party hereto, upon notice to the assigning Party, may require that the assigning party and its assignees designate one of their number as an agent with whom the other Party hereto shall be entitled to deal exclusively, to the end that no Party shall ever be required to deal with more than two persons with respect to the interest of the other Party to this Agreement.

         7.8 Captions. The captions provided in this Agreement are for convenience only and are not intended to provide a construction with respect to any matter hereunder.

         7.9 Governing Law. This Agreement and all documents executed pursuant hereto and the legal relations between the parties with respect to this Agreement shall be governed and construed in accordance with the laws of the State of Michigan without regard to the application of conflicts of law rules.

         7.10 Conflicts. In the event of an inconsistent or conflict between this Agreement and any Joint Operating Agreement or other document entered into pursuant to the terms hereof, the terms of this Agreement shall control.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                  HAWKINS OIL OF MICHIGAN, INC.


                                  By:
                                     -------------------------------------
                                           C. E. (Butch) Smith, President

                                  "HOG"


                                  KCS MICHIGAN RESOURCES, INC.


                                  By:
                                     -------------------------------------
                                                                    (Title)
                                     ------------------------------

                                  "KCS"